Exhibit 99.1

Bank of the James Announces Second Quarter,

First Half of 2025 Financial Results

Loan Growth, Asset Quality, Declaration of Quarterly Dividend

LYNCHBURG, VA, August 4, 2025 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month and six month periods ended June 30, 2025. The Bank serves Region 2000 (the greater Lynchburg metropolitan statistical area) and the Blacksburg, Buchanan, Charlottesville, Harrisonburg, Lexington, Nellysford, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended June 30, 2025 was $2.70 million or $0.60 per basic and diluted share compared with $2.15 million or $0.47 per basic and diluted share for the three months ended June 30, 2024. Net income for the six months ended June 30, 2025 was $3.55 million or $0.79 per basic and diluted share compared with $4.34 million or $0.95 per basic and diluted share for the six months ended June 30, 2024.

Robert R. Chapman III, CEO of the Bank, commented: “Our financial results, and particularly the second quarter 2025 performance, demonstrated continued traction in commercial lending, mortgage originations and core deposits. Strong earnings in the second quarter and first half establish a solid base for continuing positive financial performance as we enter the second half of 2025.

“Net interest margin and interest spread have consistently improved during the past year, reflecting a focus on keeping loan yields on pace with the prevailing interest rate environment, controlling interest expense, and managing our level of borrowings. Net interest margin of 3.45% in the second quarter of 2025 was the highest in a number of quarters.

“Maintaining high quality interest-earning assets, as seen in our asset quality ratios, continues to support sound margins and quality earnings. Diligent credit management and monitoring has an important role in maintaining exceptional asset quality.

“Our strategy of generating interest and noninterest income from a variety of sources has provided financial stability and predictable earnings during the past few years, which have been marked by economic challenges and uncertainty. A  balanced revenue stream from commercial and retail banking, and fees from sources such as wealth management, cash management services, mortgage loan originations and more have resulted in consistently strong financial performance and cash generation.

“A strong cash position enabled our parent company to achieve a significant milestone in the second quarter as it officially retired approximately $10 million in capital notes.  This is expected to reduce our interest expense by approximately $327,000 annually and. in the current interest rate environment, should help lower the overall rate on interest-bearing liabilities. Our financial performance over the years generated the cash position needed to retire this debt, allowing us to avoid refinancing at today's higher interest rates. The Bank continues to be well capitalized, with a Tier 1 leverage ratio of 8.85% at June 30, 2025.

“This debt offering provided capital at an important time for the Company and it was accomplished entirely through a  private transaction between the Company and a group of investors. As we retire this debt, we wish to thank the numerous local investors who demonstrated their support for, and confidence in, the Company in a very tangible way.

“The Company continues building value for shareholders, as evidenced by growth in stockholders’ equity, retained earnings, and significant growth of book value per share in the second quarter. We remain focused on efficient operations, maintaining superior asset quality, and sustainable growth.”

Second Quarter, First Half of 2025 Highlights

•	Net income and earnings per share (“EPS”) in the second quarter of 2025 partially reflected a $528,000 recovery of allowance for credit losses.
•

Total interest income rose 6% to $11.64 million in the second quarter of 2025 compared with $10.94 million a year earlier. In the first half of 2025, total interest income was $22.87 million, up 7%  from $21.44 million a year earlier. The growth in both periods primarily reflected higher yields on loans, commercial real estate (CRE) growth, and the addition of higher-rate residential mortgages. The average yield earned on loans, including fees, increased meaningfully in both periods of 2025 from the comparable 2024 periods.

•

Net interest income after recovery of credit losses was $8.78 million in the second quarter of 2025, up 22% from a year earlier.  In the first half of 2025, net interest income after recovery of credit losses was $16.36 million, up 11% from $14.72 million a year earlier.

•

Interest expense in the second quarter and first half of 2025 declined 12% and 7%, respectively, compared with the second quarter and first half of 2024, respectively, reflecting ongoing rate management and a focus on growing lower cost core deposits.

•

Net interest margin in the second quarter of 2025 rose to 3.45% compared with 3.02% a year earlier and 3.25% in the first quarter of 2025. In the first half of 2025, net interest margin increased to 3.34% compared to 3.02% in the first half of 2024. Interest spread in the second quarter and first half of 2025 increased significantly from the prior year’s periods.

•

Total noninterest income of $4.08 million in the second quarter of 2025 and $7.36 million in the first half of 2025 were relatively stable compared with the previous year’s periods, primarily reflecting continuing strong contributions from commercial treasury services, residential mortgage origination fee income, and wealth management fee income from PWW.

•	Loans, net of the allowance for credit losses, increased to $649.09 million at June 30, 2025 from $636.55 million at December 31, 2024 and $616.09 million a year earlier.
•	Commercial real estate loans (owner occupied and non-owner occupied) led lending activity, increasing to $355.67 million from $335.53 million at December 31, 2024.
•	Measures of asset quality remained strong, highlighted by a ratio of nonperforming loans to total loans of 0.28% at June 30, 2025, with no other real estate owned (OREO).
•	Total assets were $1.04 billion at June 30, 2025 compared with $979.24 million at December 31, 2024.

•

Total deposits were $910.53 million at June 30, 2025, up from $882.40 million at December 31, 2024, reflecting the Bank’s continuing focus on growing core deposits (noninterest bearing demand deposits, NOW, money market and savings).

•

Shareholder value measures included growth in stockholders’ equity to $71.67 million at June 30, 2025 from $64.87 million at December 31, 2024, higher retained earnings, and a book value per share of $15.77, up from $14.28 at December 31, 2024.

•

In the second quarter of 2025, the parent company extinguished its issue of approximately $10 million of capital notes,  which will have a positive impact on interest expense and the rate on interest-bearing liabilities.

•	On July 12, 2025, the Company’s board of directors approved a quarterly dividend of $0.10 per common share to stockholders of record as of September 12, 2025 to be paid on September 26, 2025.

Second Quarter, First Half of 2025 Operational Review

Net interest income for the second quarter of 2025 was $8.25 million, up 16% from $7.09 million in the second quarter of 2024. In the first half of 2025, net interest income grew 14% to $15.97 million from $14.04 million in the first half of 2024.

Total interest income was $11.64 million in the second quarter of 2025 compared with $10.94 million a year earlier. In the first half of 2025, total interest income rose to $22.87 million from $21.44 million in the first half of 2024. The year-over-year increases in both 2025 periods primarily reflected upward rate adjustments to variable rate commercial loans and new loans reflecting the prevailing rate environment.

Investment portfolio management and appropriate rate increases on loans continued to contribute to year-over-year growth in the yield on total earning assets, which was 4.86% in the second quarter of 2025 compared with 4.68% a year earlier. In the first half of 2025, the yield on total earning assets was 4.79% compared with 4.62% a year earlier.

Total interest expense in the second quarter of 2025 declined 12% to $3.39 million compared with $3.84 million in the second quarter of 2024. In the first half of 2025, total interest expense declined to $6.90 million from $7.40 million in the prior year’s first half. Lower interest expense in both periods of 2025 primarily reflected a  relatively stable interest rate environment and the Bank’s management of rates paid on interest-bearing deposits, including time deposits.

A  generally stable interest rate environment and the Company’s upward adjustments to floating rate commercial loans and rates on originated and retained residential mortgages contributed to gradual margin pressure relief during the past several quarters. In the second quarter of 2025, the net interest margin was 3.45% compared with 3.02% in the second quarter of 2024, while interest spread increased to 3.15% from 2.69% a year earlier. In the first half of 2025, net interest margin was 3.34% and net interest spread was 3.15% compared with 3.04%  and 2.68%, respectively, in the first half of 2024.

Noninterest income in the second quarter of 2025 was $4.08 million compared with $4.19 million in the second quarter of 2024. Noninterest income in the first half of 2025 was $7.36 million compared with $7.50 million in the first half of 2024. The predominant amount of noninterest income in both periods of 2025 was generated by fees from debit card activity, commercial treasury services, gains on sale of loans held for sale by our mortgage division, and wealth management fees generated by PWW.

Noninterest expense in the second quarter of 2025 was $9.46 million compared with $8.74 million a year earlier. In the first half of 2025, noninterest expense was $19.28 million compared with $16.83 million in the first half of 2024. The year-over-year increases primarily reflected consulting fees incurred in negotiating an amendment to the agreement with a major vendor, the addition of revenue-generating employees, new banking facilities in strategic locations, and quarterly accruals of year-end employee compensation.

Balance Sheet: Strong Cash Position, High Asset Quality

Total assets were $1.04 billion at June 30, 2025 compared with $979.24 million at December 31, 2024. The increase was due primarily to increases in securities available-for-sale, at fair value, and loan growth, primarily commercial real estate loans.

Loans, net of allowance for credit losses, were $649.09 at June 30, 2025 compared with $636.55 at December 31, 2024, reflecting growth of commercial real estate loans.

Commercial real estate loans (owner-occupied and non-owner occupied, excluding construction loans) totaled $355.68 million at June 30, 2025 compared with $335.53 million at December 31, 2024, reflecting growth from new loans that was partially offset by loan amortizations and payoffs. Of this amount, at June 30, 2025, commercial real estate (non-owner occupied) was $202.15 million and commercial real estate (owner occupied) was $153.53 million. The Bank closely monitors concentrations in these segments and has no commercial real estate loans secured by large office buildings in large metropolitan city centers.

Commercial construction/land loans were $10.68 million, declining from $11.54 million at March 31, 2025 and $23.88 million at December 31, 2024 levels as projects concluded. Residential construction/land loans at June 30, 2025 were $29.04 million up from $26.15 million at December 31, 2024, reflecting continued home building strength and activity in several markets. Commercial and industrial loans were $70.51 million at June 30, 2025 compared to $66.42 million at December 31, 2024.

Residential mortgage loans that the Company intends to keep on the balance sheet totaled $108.88 million at June 30, 2025, down slightly from $111.65 million at December 31, 2024. Growth of these retained mortgages has been minimal, as the Bank has continued to focus on selling the majority of originated mortgage loans to the secondary market. Consumer loans (open-end and closed-end) totaled $80.62 million, compared with $78.31 million at December 31, 2024,  and remained relatively stable year-over-year.

Ongoing high asset quality continues to have a positive impact on the Company’s financial performance. The ratio of nonperforming loans to total loans at June 30, 2025 was 0.28% compared with 0.25% at December 31, 2024.

High asset quality was also reflected in the allowance for credit losses for loans to total loans, which declined to 0.96% at June 30, 2025 from 1.09% at December 31, 2024. Total nonperforming loans were $1.85 million at June 30, 2025 compared with $1.64 million at December 31, 2024. As a result of having no OREO, total nonperforming assets were the same as total nonperforming loans. The Tier 1 leverage ratio at the Bank level was 8.85% at June 30, 2025, reflecting a well-capitalized institution.

Total deposits were $910.53 million at June 30, 2025 compared with $882.40 million at December 31, 2024. Core deposits (noninterest bearing demand deposits, NOW, money market and savings) were $681.36 million compared with $651.90 million at December 31, 2024. Time deposits were stable, reflecting the Bank’s focus on growing and retaining lower-cost core deposits. At June 30, 2025 and December 31, 2024, the Bank had no brokered deposits.

Key measures of shareholder value continued to trend positively. Stockholders’ equity rose to $71.67 million at June 30, 2025 from $64.87 million at December 31, 2024. Retained earnings increased to $45.44 million at June 30, 2025 from $42.80 million at December 31, 2024. Book value per share rose to

$15.77 at June 30, 2025 from $14.28 at December 31, 2024, and continued to reflect quarterly fluctuations in required fair market valuations of the Company’s available-for-sale investment portfolio.

Interest rate fluctuations result in adjustments to the fair value in the Company’s available-for-sale securities portfolio (known as “mark-to-market”), which are reflected in accumulated other comprehensive loss. These mark-to-market losses are excluded when calculating the Bank’s regulatory capital ratios. The available-for-sale securities portfolio is composed primarily of securities with explicit or implicit government guarantees, including U.S. Treasuries and U.S. agency obligations, and other highly rated debt instruments. The Company does not expect to realize the unrealized losses, as it has the intent and ability to hold the securities until their recovery, which may be at maturity. Management continues to diligently monitor the creditworthiness of the issuers of the debt instruments within its securities portfolio.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Buchanan, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Nellysford, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the date on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, changes in the value of real estate securing loans made by the Bank, as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	June 30, 2025	December 31, 2024

Cash and due from banks	$22,587	$23,287
Federal funds sold	55,320	50,022
Total cash and cash equivalents	77,907	73,309

Securities held-to-maturity, at amortized cost	3,598	3,606
Securities available-for-sale, at fair value	196,585	187,916
Restricted stock, at cost	1,828	1,821
Loans, net of allowance for credit losses of $6,308 as of June 30, 2025 and $7,044 as of December 31, 2024	649,089	636,552
Loans held for sale	4,226	3,616
Premises and equipment, net	19,044	19,313
Interest receivable	3,148	3,065
Cash value - bank owned life insurance	23,285	22,907
Customer relationship Intangible	6,445	6,725
Goodwill	2,054	2,054
Deferred tax asset, net	7,774	8,936
Other assets	9,259	9,424
Total assets	$1,004,242	$979,244

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$137,801	$129,692
NOW, money market and savings	543,555	522,208
Time	229,171	230,504
Total deposits	910,527	882,404

Capital notes, net	-	10,048
Other borrowings	8,992	9,300
Income taxes payable	310	86
Interest payable	856	722
Other liabilities	11,892	11,819
Total liabilities	$932,577	$914,379

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,543,338 as of June 30, 2025 and December 31, 2024	9,723	9,723
Additional paid-in-capital	35,253	35,253
Accumulated other comprehensive loss	(18,753)	(22,915)

Retained earnings	45,442	42,804
Total stockholders' equity	$71,665	$64,865

Total liabilities and stockholders' equity	$1,004,242	$979,244

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Interest Income	2025	2024	2025	2024
Loans	$ 9,341	$ 8,347	$ 18,247	$ 16,371
Securities
US Government and agency obligations	548	361	1,002	699
Mortgage backed securities	377	723	764	1,532
Municipals	354	307	683	611
Dividends	35	35	48	47
Corporates	136	136	271	271
Interest bearing deposits	127	192	250	325
Federal Funds sold	720	834	1,607	1,588
Total interest income	11,638	10,935	22,872	21,444

Interest Expense
Deposits
NOW, money market savings	1,258	1,383	2,506	2,658
Time Deposits	1,945	2,266	4,024	4,356
Finance leases	17	20	34	40
Other borrowings	81	94	176	186
Capital notes	87	81	163	163
Total interest expense	3,388	3,844	6,903	7,403

Net interest income	8,250	7,091	15,969	14,041

Recovery of credit losses	(528)	(123)	(391)	(676)

Net interest income after recovery of credit losses	8,778	7,214	16,360	14,717

Noninterest income
Gains on sale of loans held for sale	1,589	1,273	2,426	2,200
Service charges, fees and commissions	975	986	1,956	1,939
Wealth management fees	1,300	1,176	2,555	2,339
Life insurance income	190	183	378	342
Other	21	533	43	638
Gain on sales of available-for-sale securities	-	40	-	40

Total noninterest income	4,075	4,191	7,358	7,498

Noninterest expenses
Salaries and employee benefits	5,357	4,892	10,134	9,337
Occupancy	497	486	1,067	979
Equipment	654	632	1,324	1,239
Supplies	168	121	310	266
Professional, data processing, and other outside expense	1,537	1,443	4,072	2,995
Marketing	237	231	435	261
Credit expense	263	234	449	422
FDIC insurance expense	120	126	262	235
Amortization of intangibles	140	140	280	280
Other	482	434	948	813
Total noninterest expenses	9,455	8,739	19,281	16,827

Income before income taxes	3,398	2,666	4,437	5,388

Income tax expense	694	518	891	1,053

Net Income	$2,704	$2,148	$3,546	$4,335

Weighted average shares outstanding - basic	4,543,338	4,543,338	4,543,338	4,543,338

Weighted average shares outstanding - diluted	4,543,338	4,543,338	4,543,338	4,543,338

Net income per common share - basic	$0.60	$0.47	$0.79	$0.95

Net income per common share - diluted	$0.60	$0.47	$0.79	$0.95

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Jun 30, 2025	Three months ending Jun 30, 2024	Change	Year to date Jun 30, 2025	Year to date Jun 30, 2024	Change
Interest income	$11,638	$10,935	6.43%	$22,872	$21,444	6.66%
Interest expense	3,388	3,844	-11.86%	6,903	7,403	-6.75%
Net interest income	8,250	7,091	16.34%	15,969	14,041	13.73%
Provision for (recovery of) credit losses	(528)	(123)	329.27%	(391)	(676)	-42.16%
Noninterest income	4,075	4,191	-2.77%	7,358	7,498	-1.87%
Noninterest expense	9,455	8,739	8.19%	19,281	16,827	14.58%
Income taxes	694	518	33.98%	891	1,053	-15.38%
Net income	2,704	2,148	25.88%	3,546	4,335	-18.20%
Weighted average shares outstanding - basic	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Weighted average shares outstanding - diluted	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Basic net income per share	$0.60	$0.47	$0.13	$0.79	$0.95	$(0.16)
Fully diluted net income per share	$0.60	$0.47	$0.13	$0.79	$0.95	$(0.16)

Balance Sheet at period end:	Jun 30, 2025	Dec 31, 2024	Change	Jun 30, 2024	Dec 31, 2023	Change
Loans, net	$649,089	$636,552	1.97%	$616,088	$601,921	2.35%
Loans held for sale	4,226	3,616	16.87%	4,835	1,258	284.34%
Total securities	200,183	191,522	4.52%	209,791	220,132	-4.70%
Total deposits	910,527	882,404	3.19%	884,902	878,459	0.73%
Stockholders' equity	71,665	64,865	10.48%	61,706	60,039	2.78%
Total assets	1,004,242	979,244	2.55%	978,011	969,371	0.89%
Shares outstanding	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Book value per share	$15.77	$14.28	$1.49	$13.58	$13.21	$0.37

Daily averages:	Three months ending Jun 30, 2025	Three months ending Jun 30, 2024	Change	Year to date Jun 30, 2025	Year to date Jun 30, 2024	Change
Loans	$653,758	$614,579	6.37%	$650,292	$611,375	6.37%
Loans held for sale	3,657	4,134	-11.54%	3,027	3,307	-8.47%
Total securities (book value)	224,411	242,349	-7.40%	221,625	245,549	-9.74%
Total deposits	920,286	897,749	2.51%	921,241	891,152	3.38%
Stockholders' equity	68,256	60,197	13.39%	66,526	60,045	10.79%
Interest earning assets	961,123	941,099	2.13%	964,062	934,396	3.17%
Interest bearing liabilities	795,621	778,210	2.24%	798,331	771,969	3.41%
Total assets	1,020,390	994,871	2.57%	1,020,182	982,441	3.84%

Financial Ratios:	Three months ending Jun 30, 2025	Three months ending Jun 30, 2024	Change	Year to date Jun 30, 2025	Year to date Jun 30, 2024	Change
Return on average assets	1.06%	0.87%	0.19	0.70%	0.89%	(0.19)
Return on average equity	15.89%	14.35%	1.54	10.81%	14.60%	(3.79)
Net interest margin	3.45%	3.02%	0.43	3.34%	3.02%	0.32
Efficiency ratio	76.71%	77.46%	(0.75)	82.66%	78.12%	4.54
Average equity to average assets	6.69%	6.05%	0.64	6.52%	6.11%	0.41

Allowance for credit losses:	Three months ending Jun 30, 2025	Three months ending Jun 30, 2024	Change	Year to date Jun 30, 2025	Year to date Jun 30, 2024	Change
Beginning balance	$7,022	$6,920	1.47%	$7,044	$7,412	-4.96%
Provision for (recovery of) credit losses*	(555)	(99)	460.61%	(526)	(600)	-12.33%
Charge-offs	(160)	(19)	742.11%	(223)	(84)	165.48%
Recoveries	1	149	-99.33%	13	223	-94.17%
Ending balance	6,308	6,951	-9.25%	6,308	6,951	-9.25%

* does not include provision for or recovery of unfunded loan commitment liability

Nonperforming assets:	Jun 30, 2025	Dec 31, 2024	Change	Jun 30, 2024	Dec 31, 2023	Change
Total nonperforming loans	$1,846	$1,640	12.56%	$797	$391	103.84%
Total nonperforming assets	1,846	1,640	12.56%	797	391	103.84%

Asset quality ratios:	Jun 30, 2025	Dec 31, 2024	Change	Jun 30, 2024	Dec 31, 2023	Change
Nonperforming loans to total loans	0.28%	0.25%	0.03	0.13%	0.06%	0.06
Allowance for credit losses for loans to total loans	0.96%	1.09%	(0.13)	1.12%	1.22%	(0.10)
Allowance for credit losses for loans to nonperforming loans	341.71%	429.51%	(87.80)	872.15%	1895.65%	(1,023.51)